Exhibit 99.1

151 Farmington Avenue Hartford, Conn. 06156	Media Contact: Fred Laberge 860-273-4788 labergear@aetna.com

Investor Contact:
David W. Entrekin
860-273-7830
entrekind@aetna.com

News Release

AETNA REPORTS FOURTH QUARTER AND FULL-YEAR 2004 RESULTS

•	Fourth-quarter operating earnings of $2.06 per share, $1.82 per share excluding prior-period favorable reserve development, compared with Thompson/First Call mean of $1.80, a 38 percent increase over fourth quarter 2003 on a comparable basis

•	Fourth-quarter net income of $1.95 per share

•	Fourth-quarter medical membership increase of 86,000 to 13.7 million; a 654,000 membership increase for full-year 2004

•	Full-year operating earnings, excluding prior-year favorable reserve development, of $7.28 per share, a 41 percent increase over 2003

•	Full-year net income of $14.30 per share, including previously announced tax refund and favorable tax adjustments of $6.56 per share

•	Guidance increased for full-year 2005 operating earnings per share to $8.75 to $8.90, representing an increase of 20 percent to 22 percent over 2004, and for full-year net membership growth to 950,000 to 1.05 million

•	All per-share amounts are prior to giving effect to the stock split Aetna announced separately today

HARTFORD, Conn., February 10, 2005 - Aetna (NYSE: AET) today announced fourth-quarter operating earnings of $2.06 per share. Operating earnings, excluding favorable development, were $1.82 per share, an increase of 38 percent over the prior year. Favorable reserve development was approximately $38 million, after tax, or $0.24 per share. The increase in operating earnings primarily reflects higher membership levels, growth in revenues from increased premiums and fees and continued general and administrative expense efficiencies, offset in part by a higher medical cost ratio. Operating earnings exclude net realized capital gains and losses and other items.1

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Quarterly Financial Results at a Glance
Three Months Ended

	December 31, 2004	December 31, 2003	Change

Total revenues	$5.2 billion	$4.6 billion	13%

Operating earnings*	$317.6 million	$239.9 million	32%

Net income	$300.7 million	$249.5 million	21%

Per share results:

Operating earnings*	$2.06	$1.50	37%

Favorable development of prior-period health care cost estimates	(0.24)	(0.18)

Operating earnings, excluding development*	$1.82	$1.32	38%

Net income	$1.95	$1.56	25%

* For full description of operating earnings and per share operating earnings, please see footnote 1 at end of press release.

2004 Financial Results at a Glance
Twelve Months Ended

	December 31, 2004	December 31, 2003	Change

Total revenues	$19.9 billion	$18.0 billion	11%

Operating earnings*	$1.2 billion	$966.8 million	24%

Income from continuing operations	$1.2 billion	$933.8 million	30%

Income from discontinued operations	1.0 billion	—

Net income**	$2.2 billion	$933.8 million

Per share results:

Operating earnings*	$7.64	$6.12	25%

Favorable development of prior-year health care cost estimates	(0.36)	(0.94)

Operating earnings, excluding development*	$7.28	$5.18	41%

Income from continuing operations	$7.74	$5.91	31%

Income from discontinued operations	6.56	—

Net income**	$14.30	$5.91

* For full description of operating earnings and per share operating earnings, please see footnote 1 at end of press release.

** Includes the previously announced tax refund and favorable tax adjustments. For full explanation, please see footnote 2 at end of press release.

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Full-year 2004 operating earnings increased by 41 percent over the prior year to $7.28 per share, excluding favorable development related to prior years and other items. Net income, which includes the previously announced tax refund and favorable tax reserve adjustments2, was $14.30 per share.

“We are very pleased to have delivered on our commitments by every measure in 2004,” said John W. Rowe, M.D., chairman and CEO. “We profitably grew membership, maintained stable medical cost trends, achieved strong top-line revenue growth, and continued to achieve our operating expense efficiencies. We also demonstrated our commitment to effective capital deployment through an active share repurchase program, targeted acquisitions and strategic investments in our business, including the launch of a specialty pharmacy partnership and the development of a second mail order facility. These capital deployment efforts complement recent policy-related initiatives in racial and ethnic disparities and care at the end of life, further differentiating Aetna in our industry.

“Based on our continued success in the marketplace, combined with our ongoing, rigorous focus on disciplined pricing and cost management, we are increasing our guidance for 2005 operating earnings to $8.75 to $8.90 per share from our prior guidance of $8.40 per share, representing an increase of 20 percent to 22 percent over 2004, and we are increasing our guidance for membership growth to 950,000 to 1.05 million.”3

“We believe that our enhanced customer offerings have truly differentiated Aetna,” said Ronald A. Williams, president. ”In fact, the continued increase in our enrollment is important market validation of the strength of Aetna’s product and service offerings. We are quite pleased to report a very strong January 2005 selling season on the heels of an 86,000 net membership increase in the fourth quarter and 654,000 net new members for all of 2004.

“In addition, our recently enhanced Aexcel network, which allows members access to quality, cost-effective providers, has seen strong customer acceptance. We have expanded Aexcel’s availability to nine geographic locations from three, and the number of medical specialties from six to twelve,” Williams said.

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Health Care business results

Health Care, which provides a full range of insured and self-insured medical, dental, pharmacy and behavioral health products and services, reported:

•	Operating earnings, excluding other items, of $288.2 million for the fourth quarter of 2004, compared with fourth quarter of 2003 operating earnings of $214.1 million. Health care operating earnings included approximately $38 million, after tax, of favorable development of prior-period health care cost estimates in the fourth quarter of 2004 and approximately $28 million, after tax, in the fourth quarter of 2003. The increase was due primarily to higher membership levels, growth in revenues from increased premiums and fees and continued general and administrative expense efficiencies, offset in part by a higher medical cost ratio.

•	Net income of $261.8 million for the fourth quarter of 2004, compared with $219.4 million in the fourth quarter of 2003.

•	A Commercial Risk Medical Cost Ratio (MCR) of 79.0 percent for the fourth quarter of 2004, compared with 78.0 percent for the fourth quarter of 2003, excluding favorable development of prior-period health care cost estimates in both periods. Including development, the Commercial Risk MCR was 77.6 percent for the fourth quarter of 2004 and 76.6 percent for the fourth quarter of 2003.

•	A Medicare MCR of 91.1 percent for the fourth quarter of 2004, compared with 85.9 percent for the fourth quarter of 2003, excluding favorable development in the fourth quarter of 2004. Including development, the Medicare MCR was 88.5 percent for the fourth quarter of 2004. There was no significant favorable development in the fourth quarter of 2003.

•	Total medical membership of 13.656 million at December 31, 2004, compared with 13.570 million at September 30, 2004, an increase of approximately 86,000. Fourth quarter dental membership increased sequentially by 296,000 to 11.932 million. Pharmacy membership increased by 124,000 to 8.447 million from September 30, 2004.

•	Total revenues in the fourth quarter of 2004 increased by 13.6 percent to $4.5 billion from $3.9 billion in the fourth quarter of 2003.

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Full-year 2004 operating earnings for Health Care were $1.1 billion, compared with 2003 operating earnings of $862.4 million including reserve development. Excluding favorable reserve development of approximately $57 million, after tax, in 2004 and approximately $148 million, after tax, in 2003, operating earnings were $1.1 billion in 2004, compared with $714.4 million in 2003, an increase of 47 percent. Full-year 2004 operating earnings were higher primarily due to higher membership levels, growth in revenues from increased premiums and fees and continued general and administrative expense efficiencies, offset in part by a higher medical cost ratio. Full-year net income for 2004 was $1.1 billion, compared with $809.6 million in 2003.

Group Insurance business results

Group Insurance, which includes group life, disability and long-term care products, reported:

•	Operating earnings of $38.0 million for the fourth quarter of 2004, compared with $33.4 million for the fourth quarter of 2003. Operating earnings were higher than the fourth quarter of 2003, due primarily to higher revenue and an overall lower benefit cost ratio.

•	Net income of $44.0 million for the fourth quarter of 2004, compared with $38.9 million for the fourth quarter of 2003.

•	Total revenues for the fourth quarter of 2004 of $519.3 million, compared with $468.0 million for the fourth quarter of 2003.

•	Total Group membership of 13.494 million as of December 31, 2004, compared with 13.287 million at September 30, 2004, an increase of 207,000 members.

For full-year 2004, Group Insurance reported operating earnings of $126.5 million, compared with $134.8 million in 2003. The decline was primarily due to a higher overall benefit cost ratio, which more than offset an improvement in the operating expense ratio. Full-year net income for 2004 was $146.3 million, compared with $149.3 million in 2003.

Large Case Pensions business results

Large Case Pensions, which manages a variety of discontinued and other retirement and savings products primarily for defined benefit and defined contribution plan customers, reported:

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•	Operating earnings of $9.6 million for the fourth quarter of 2004, compared with $9.3 million for the fourth quarter of 2003.

•	Net income of $13.1 million for the fourth quarter of 2004, compared with $8.1 million for the fourth quarter of 2003.

For full-year 2004, Large Case Pensions reported operating earnings of $31.3 million, compared with $36.5 million in 2003. The year-over-year change is mainly due to lower investment income and the runoff of liabilities and related assets. Full-year net income for 2004 and 2003 was $41.8 million in each year.

Total company results

•	Total Revenues. Revenues were $5.2 billion for the fourth quarter of 2004, compared with $4.6 billion for the fourth quarter of 2003. For full-year 2004, total revenues were $19.9 billion, compared with $18.0 billion in 2003. The growth in fourth quarter revenue reflects premium and fee rate increases and a higher level of membership that resulted in an increase of 14.2 percent in premiums and 9.9 percent in fees.

•	Total Operating Expenses. Operating expenses, excluding other items, were $1.03 billion for the fourth quarter of 2004, $7.8 million higher than the fourth quarter of 2003. General and administrative expenses declined by $37.3 million due to ongoing expense reduction initiatives. Selling expenses associated with new membership and premium rate increases increased by $45.1 million. For full-year 2004, operating expenses, excluding other items, were $3.98 billion, $55.3 million lower than the $4.04 billion reported for full-year 2003. Operating expenses for fourth quarter and full-year 2004 exclude an Aetna Foundation voluntary contribution of $45.0 million pretax. Including this contribution, expenses were $1.08 billion for the fourth quarter of 2004 and $4.03 billion for full-year 2004. Operating expenses for full-year 2003 exclude a physician class-action settlement of $115.4 million pretax. Including the settlement, expenses were $4.15 billion.

•	Corporate Interest expense was $18.2 million after tax for the fourth quarter of 2004, compared with $16.9 million for the fourth quarter of 2003. Corporate interest expense was $68.0 million for full-year 2004, compared with $66.9 million for 2003.

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•	Net Income. Aetna reported net income of $300.7 million for the fourth quarter of 2004, compared with $249.5 million for the fourth quarter of 2003. For full-year 2004, Aetna reported net income of $2.2 billion, compared with $933.8 million for 2003. Net income for 2004 included $1.03 billion of the previously announced tax refund and favorable tax adjustments related to discontinued operations.

•	Pretax operating margin[4] improved to 9.1 percent for the fourth quarter of 2004, from 7.7 percent for the fourth quarter of 2003. The after-tax operating margin, which represents income from continuing operations divided by total revenue, was 5.8 percent for the fourth quarter of 2004, compared with 5.5 percent in fourth quarter of 2003. For full-year 2004, pretax operating margin improved to 9.7 percent, from 7.9 percent in 2003. The after-tax operating margin was 6.1 percent for 2004, compared with 5.2 percent in 2003.

The public may access the conference call through a live audio webcast available on Aetna’s Investor Information link on the Internet at www.aetna.com. Financial, statistical and other information, including GAAP reconciliations, related to the conference call also will be available on Aetna’s Investor Information web site.

The conference call also can be accessed by dialing 800-810-0924, or 913-981-4900 for international callers. The Company suggests participants dial in approximately 10 minutes prior to the call. Individuals who dial in will be asked to identify themselves and their affiliations.

A replay of the call may be accessed through Aetna’s Investor Information link on the Internet at www.aetna.com or by dialing 888-203-1112, or 719-457-0820 for international callers. The replay access code is 485178. Telephone replays will be available from 11:30 a.m. ET on February 10 until midnight ET on February 17.

As one of the nation’s leading providers of health care, dental, pharmacy, group life, disability and long-term care benefits, Aetna puts information and helpful resources to work for its approximately 13.7 million medical members, 11.9 million dental members, 8.4 million pharmacy members and 13.5 million group insurance members to help them make better informed decisions about their health care and protect their finances against health-related risks. Aetna provides easy access to cost-effective health care through a

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nationwide network of more than 655,000 health care professionals, including over 390,000 primary care and specialist doctors and 3,937 hospitals. For more information, please visit www.aetna.com. (Figures as of December 31, 2004)

1 Operating earnings exclude net realized capital gains (losses) and other items from income from continuing operations as discussed below. Although the excluded items may recur, management believes that operating earnings and operating earnings per share provide a useful comparison of its underlying business performance from period to period. Management uses operating earnings to assess business performance and to make decisions regarding its operations and allocation of resources among its businesses. Operating earnings is also the measure reported to the Chief Executive Officer for these purposes. Each of these excluded items is discussed below:

•	Realized capital gains and losses arise from various types of transactions primarily in the course of managing a portfolio of assets that support the payment of liabilities, but these transactions do not directly relate to the underwriting or servicing of products for customers and are not directly related to the core performance of the Company’s business operations.

•	A contribution to the Aetna Foundation of approximately $29.3 million after tax ($45.0 million pre-tax) is included as an other item in the fourth quarter and full-year 2004 and represents a non-recurring voluntary contribution that is over and above the Company’s normal level of contributions for 2004 and does not reflect underlying 2004 business performance.

•	Settlement of a physician class-action lawsuit of approximately $75 million after tax ($115.4 million pretax) is included as the other item in 2003 and represents an estimate of 2003 net settlement costs of that litigation. Management believes this settlement was not in the ordinary course of business and its impact does not reflect underlying 2003 business performance.

The Company also displays certain metrics (e.g., medical cost ratios, operating earnings, operating earnings per share and pretax operating margins) excluding changes to prior-period health care cost estimates. Each quarter, the Company re-examines previously established health care cost payable estimates based on actual claim submissions and other changes in facts and circumstances. Decreases (increases) in prior periods’ estimates represent the effect of favorable (unfavorable) development of prior period health care cost estimates on current period results of operations, at each financial statement date. The Company believes excluding changes to prior period health care cost estimates better reflects the underlying current-period health care costs.

For a reconciliation of these items to financial measures calculated under accounting principles generally accepted in the United States of America (GAAP), refer to the tables on pages 10 to 14 of this release.

2 On July 8, 2004, the Company was notified that the Congressional Joint Committee on Taxation approved a tax refund of approximately $740 million after tax, including interest, relating to businesses that were sold in the 1990s by the Company’s predecessor. The Company received approximately $666 million of the tax refund during the third quarter of 2004 and expects to receive the remaining refund in 2005. The refund was recorded as income from discontinued operations. This approval also finalized the Internal Revenue Service’s (IRS) audit of the Company’s tax returns for the years 1991 through 2001. As a result of the resolution of these audits, the Company also recorded favorable adjustments of $250 million to existing tax liabilities as income from discontinued operations. In the first quarter of 2004, the Company recorded favorable adjustments of $40 million to existing tax liabilities as income from discontinued operations due to the finalization of the IRS audit of the Company’s tax returns for the years 1984 through 1990. The total of these items for 2004 related to discontinued operations was $1.03 billion.

3 Projected operating earnings per share for 2005 exclude any future net realized capital gains or losses. The Company is not able to project the amount of future net realized capital gains or losses and cannot therefore reconcile projected 2005 operating earnings to projected income from continuing operations. Projected operating earnings per share for 2005 assumes approximately 154 million weighted average diluted shares. Projected operating earnings for 2005 exclude the effect of expensing stock options which will become effective in the third quarter of 2005.

4 In order to provide useful information regarding profitability of the Company on a basis comparable to others in the industry, without regard to financing decisions, income taxes and amortization of other acquired intangible assets (each of which may vary for reasons not directly related to performance of the underlying business), the company’s pretax operating margin excludes interest expense, income taxes and amortization of other acquired intangible assets. Management also uses pretax operating margin to assess its performance, including performance versus competitors. Operating earnings used in the pretax margin calculation also exclude the items noted in footnote 1. For a reconciliation to margin calculated under GAAP, refer to the tables on page 13 of this release.

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ADDITIONAL INFORMATION; CAUTIONARY STATEMENT — Certain information in this press release is forward looking, including our projections as to earnings and membership. Forward-looking information is based on management’s estimates, assumptions and projections, and is subject to significant uncertainties and other factors, many of which are beyond Aetna’s control. Important risk factors could cause actual future results and other future events to differ materially from those currently estimated by management. Those risk factors include, but are not limited to: unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or re-contracting with providers, changes in membership mix to lower-premium or higher-cost products or membership-adverse selection; as well as changes in medical cost estimates due to the necessary extensive judgment that is used in the medical cost estimation process, the considerable variability inherent in such estimates, and the sensitivity of such estimates to changes in medical claims payment patterns and changes in medical cost trends); decreases in membership or failure to achieve desired membership growth due to significant competition or other factors; increases in medical costs or Group Insurance claims resulting from any acts of terrorism or otherwise; the ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, and to improve relations with providers while taking actions to reduce medical costs; the ability to successfully implement Aetna’s operating model to a projected growing membership base and to successfully implement multiple strategic and operational initiatives simultaneously; lower levels of investment income from continued low interest rates; adverse government regulation (including legislative proposals eliminating or reducing ERISA pre-emption of state laws that would increase potential litigation exposure, and other proposals, such as patients’ rights legislation, that would increase potential litigation exposure or mandate coverage of certain health benefits); adverse pricing actions by government payors; changes in size, product mix and medical cost experience of membership in key markets; our ability to integrate, simplify, and enhance our existing information technology system and platform to keep pace with changing customer and regulatory needs; and the outcome of various litigation and regulatory matters, including litigation and ongoing reviews of business practices by various regulatory authorities (including the current industry wide investigation into insurance brokerage practices concerning broker compensation arrangements, bid quoting practices and potential antitrust violations being conducted by the New York Attorney General and the Connecticut Attorney General, and for which the Company has received and may receive subpoenas, and related litigation). For more discussion of important risk factors that may materially affect Aetna, please see the risk factors contained in Aetna’s 2003 Annual Report on Form 10-K, on file with the Securities and Exchange Commission. You also should read Aetna’s 2004 Annual Report on Form 10-K when filed with the Securities and Exchange Commission for a discussion of Aetna’s historical results of operations and financial condition.

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Consolidated Statements of Income
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Revenue:
Health care premiums	$3,870.4	$3,388.7	$14,862.8	$13,235.5
Other premiums	473.3	415.1	1,813.9	1,668.5
Administrative services contract fees	518.4	471.7	2,054.9	1,884.7
Net investment income	276.9	277.6	1,062.5	1,095.0
Other income	10.0	6.3	39.2	27.5
Net realized capital gains	19.3	15.4	70.8	65.2

Total revenue	5,168.3	4,574.8	19,904.1	17,976.4

Benefits and expenses:
Health care costs (1)	3,026.5	2,616.5	11,637.7	10,135.8
Current and future benefits	560.9	525.0	2,191.5	2,090.8
Operating expenses:
Selling expenses	188.9	143.8	700.0	567.4
General and administrative expenses (2)	887.2	879.5	3,328.8	3,587.1

Total operating expenses	1,076.1	1,023.3	4,028.8	4,154.5
Interest expense	28.1	25.9	104.7	102.9
Amortization of other acquired intangible assets	7.8	12.7	42.5	50.8

Total benefits and expenses	4,699.4	4,203.4	18,005.2	16,534.8

Income from continuing operations before income taxes	468.9	371.4	1,898.9	1,441.6
Income taxes	168.2	121.9	683.8	507.8

Income from continuing operations	300.7	249.5	1,215.1	933.8
Income from discontinued operations, net of tax (3)	—	—	1,030.0	—

Net income	$300.7	$249.5	$2,245.1	$933.8

Shareholders’ equity			$9,081.4	$7,924.0

(1)	The three months ended December 31, 2004 and December 31, 2003 include favorable development of prior-period health care cost estimates of approximately $60 million pretax (approximately $38 million after tax) and approximately $43 million pretax (approximately $28 million after tax), respectively, in the Health Care segment. The twelve months ended December 31, 2004 and December 31, 2003 include favorable development of prior-period health care cost estimates of approximately $90 million pretax (approximately $57 million after tax) and approximately $228 million pretax (approximately $148 million after tax), respectively, in the Health Care segment.

(2)	The three and twelve months ended December 31, 2004 include $45.0 million pretax for the Aetna Foundation contribution. The twelve months ended December 31, 2003 include $115.4 million pretax for the physician class action settlement.

(3)	Income from discontinued operations for the twelve months ended December 31, 2004 includes approximately $740 million after tax, including interest, related to the Congressional Joint Committee on Taxation’s approval of a tax refund, $250 million related to the completion of certain Internal Revenue Service audits associated with businesses that were sold in the 1990s by the Company’s predecessor (former Aetna) and $40 million related to the completion of certain Internal Revenue Service audits associated with former Aetna.

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Summary of Results
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Operating earnings, excluding other items and favorable development	$279.6	$211.9	$1,141.5	$818.8
Favorable development of prior-period health care cost estimates	38.0	28.0	57.0	148.0

Operating earnings, excluding other items	317.6	239.9	1,198.5	966.8
Aetna Foundation contribution	(29.3)	—	(29.3)	—
Physician class action settlement	—	—	—	(75.0)

Operating earnings, including other items	288.3	239.9	1,169.2	891.8
Net realized capital gains	12.4	9.6	45.9	42.0

Income from continuing operations (GAAP measure)	300.7	249.5	1,215.1	933.8
Income from discontinued operations (1)	—	—	1,030.0	—

Net income (GAAP measure)	$300.7	$249.5	$2,245.1	$933.8

Weighted average common shares — basic	147,367,056	153,086,405	151,391,260	152,681,613

Weighted average common shares — diluted	153,922,694	159,704,773	156,961,756	158,081,582

Summary of Results Per Common Share

Operating earnings, excluding other items and favorable development	$1.82	$1.32	$7.28	$5.18
Favorable development of prior-period health care cost estimates	.24	.18	.36	.94

Operating earnings, excluding other items	2.06	1.50	7.64	6.12
Aetna Foundation contribution	(.19)	—	(.19)	—
Physician class action settlement	—	—	—	(.48)

Operating earnings, including other items	1.87	1.50	7.45	5.64
Net realized capital gains	.08	.06	.29	.27

Income from continuing operations (GAAP measure)	1.95	1.56	7.74	5.91
Income from discontinued operations (1)	—	—	6.56	—

Net income (GAAP measure)	$1.95	$1.56	$14.30	$5.91

Shareholders’ equity (2)			$61.99	$51.93

(1)	Income from discontinued operations for the twelve months ended December 31, 2004 includes approximately $740 million after tax, including interest, related to the Congressional Joint Committee on Taxation’s approval of a tax refund, $250 million related to the completion of certain Internal Revenue Service audits associated with businesses that were sold in the 1990s by the Company’s predecessor (former Aetna) and $40 million related to the completion of certain Internal Revenue Service audits associated with former Aetna.

(2)	Actual common shares outstanding were 146.5 million at December 31, 2004 and 152.6 million at December 31, 2003.

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Segment Information (1)
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Health Care:
Total revenue	$4,460.5	$3,926.2	$17,200.6	$15,377.1

Selling expenses	$167.3	$128.0	$630.9	$510.7
General and administrative expenses	798.2	834.5	3,110.0	3,293.3

Operating expenses, excluding other items	965.5	962.5	3,740.9	3,804.0
Aetna Foundation contribution	45.0	—	45.0	—
Physician class action settlement	—	—	—	115.4

Total operating expenses (GAAP measure)	$1,010.5	$962.5	$3,785.9	$3,919.4

Operating earnings, excluding other items and favorable development	$250.2	$186.1	$1,051.7	$714.4
Favorable development of prior-period health care cost estimates	38.0	28.0	57.0	148.0

Operating earnings, excluding other items	288.2	214.1	1,108.7	862.4
Aetna Foundation contribution	(29.3)	—	(29.3)	—
Physician class action settlement	—	—	—	(75.0)

Operating earnings, including other items	258.9	214.1	1,079.4	787.4
Net realized capital gains	2.9	5.3	15.6	22.2

Net income (GAAP measure)	$261.8	$219.4	$1,095.0	$809.6

Group Insurance:
Total revenue	$519.3	$468.0	$1,960.1	$1,832.9

Selling expenses	$21.6	$15.8	$69.1	$56.7
General and administrative expenses	39.2	40.1	153.9	159.5

Total operating expenses	$60.8	$55.9	$223.0	$216.2

Operating earnings	$38.0	$33.4	$126.5	$134.8
Net realized capital gains	6.0	5.5	19.8	14.5

Net income (GAAP measure)	$44.0	$38.9	$146.3	$149.3

Large Case Pensions:
Total revenue	$188.5	$180.6	$743.4	$766.4

Operating earnings	$9.6	$9.3	$31.3	$36.5
Net realized capital gains (losses)	3.5	(1.2)	10.5	5.3

Net income (GAAP measure)	$13.1	$8.1	$41.8	$41.8

Corporate Interest:
Interest expense, net of tax	$18.2	$16.9	$68.0	$66.9

Total Company:
Total revenue	$5,168.3	$4,574.8	$19,904.1	$17,976.4

Selling expenses	$188.9	$143.8	$700.0	$567.4
General and administrative expenses	842.2	879.5	3,283.8	3,471.7

Operating expenses, excluding other items	1,031.1	1,023.3	3,983.8	4,039.1
Aetna Foundation contribution	45.0	—	45.0	—
Physician class action settlement	—	—	—	115.4

Total operating expenses (GAAP measure)	$1,076.1	$1,023.3	$4,028.8	$4,154.5

(1)	Revenue and operating expense information is presented before income taxes. Operating earnings information is presented net of income taxes.

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Enrollment
(Members in Thousands)

	December 31,	December 31,	September 30,
	2004	2003	2004
Medical Membership:
Commercial	13,446	12,783	13,358
Medicare	97	105	99
Medicaid	113	114	113

Total Medical Membership	13,656	13,002	13,570

Dental Membership	11,932	10,942	11,636

Pharmacy Membership (1)	8,447	7,521	8,323

Group Insurance Membership	13,494	12,288	13,287

Aetna HealthFund® (2)	222	44	212

Operating Margins
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Reconciliation to Income from continuing operations before income taxes:
Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets, other items and favorable development (A)	$470.5	$351.6	$1,930.3	$1,417.5
Favorable development of prior-period health care cost estimates	60.0	43.0	90.0	228.0

Operating earnings before income taxes, excluding interest expense, amortization of other acquired intangible assets and other items (B)	530.5	394.6	2,020.3	1,645.5
Interest expense	(28.1)	(25.9)	(104.7)	(102.9)
Amortization of other acquired intangible assets	(7.8)	(12.7)	(42.5)	(50.8)
Aetna Foundation contribution (other item)	(45.0)	—	(45.0)	—
Physician class action settlement (other item)	—	—	—	(115.4)
Net realized capital gains	19.3	15.4	70.8	65.2

Income from continuing operations before income taxes (C) (GAAP measure)	$468.9	$371.4	$1,898.9	$1,441.6

Reconciliation to Income from continuing operations:
Operating earnings, excluding interest expense, amortization of other acquired intangible assets, other items and favorable development (D)	$302.8	$237.1	$1,237.1	$918.7
Favorable development of prior-period health care cost estimates, net of tax	38.0	28.0	57.0	148.0

Operating earnings, excluding interest expense, amortization of other acquired intangible assets and other items (E)	340.8	265.1	1,294.1	1,066.7
Interest expense, net of tax	(18.2)	(16.9)	(68.0)	(66.9)
Amortization of other acquired intangible assets, net of tax	(5.0)	(8.3)	(27.6)	(33.0)
Aetna Foundation contribution, net of tax (other item)	(29.3)	—	(29.3)	—
Physician class action settlement, net of tax (other item)	—	—	—	(75.0)
Net realized capital gains, net of tax	12.4	9.6	45.9	42.0

Income from continuing operations (F) (GAAP measure)	$300.7	$249.5	$1,215.1	$933.8

Reconciliation of Revenue:
Revenue, excluding net realized capital gains (G)	$5,149.0	$4,559.4	$19,833.3	$17,911.2
Net realized capital gains	19.3	15.4	70.8	65.2

Total revenue (H) (GAAP measure)	$5,168.3	$4,574.8	$19,904.1	$17,976.4

Total Company Operating Margins:
Pretax operating margin (B)/(G)	10.3%	8.7%	10.2%	9.2%
Pretax operating margin — Adjusted (A)/(G)	9.1%	7.7%	9.7%	7.9%
Pretax operating margin (C)/(H) (GAAP measure)	9.1%	8.1%	9.5%	8.0%

After-tax operating margin (E)/(G)	6.6%	5.8%	6.5%	6.0%
After-tax operating margin — Adjusted (D)/(G)	5.9%	5.2%	6.2%	5.1%
After-tax operating margin (F)/(H) (GAAP measure)	5.8%	5.5%	6.1%	5.2%

(1)	Pharmacy membership includes 7,989; 7,244 and 7,896 thousand members receiving pharmacy benefit management services and 458; 277 and 427 thousand members who purchased medications through Aetna’s mail order pharmacy during the quarterly period at December 31, 2004; December 31, 2003 and September 30, 2004, respectively.

(2)	Represents Aetna’s consumer-directed membership included in Commercial medical membership.

Aetna/14

Health Care Medical Cost Ratios (1)
($ in Millions)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
Health Care Premiums:
Health Care Risk (A)	$3,870.4	$3,388.7	$14,862.8	$13,235.5
Commercial Risk (B)	$3,641.2	$3,161.0	$13,924.1	$12,329.3
Medicare (C)	$229.2	$227.7	$938.7	$906.2

Health Care Costs:
Health Care Risk
Health care costs (D) (GAAP measure)	$3,026.5	$2,616.5	$11,637.7	$10,135.8
Favorable development of prior-period health care cost estimates	60.0	43.0	90.0	228.0

Health care costs — Adjusted (E)	$3,086.5	$2,659.5	$11,727.7	$10,363.8

Commercial Risk
Health care costs (F) (GAAP measure)	$2,823.8	$2,421.9	$10,828.8	$9,365.4
Favorable development of prior-period health care cost estimates	54.0	43.0	78.0	215.0

Health care costs — Adjusted (G)	$2,877.8	$2,464.9	$10,906.8	$9,580.4

Medicare
Health care costs (H) (GAAP measure)	$202.9	$195.6	$809.0	$771.8
Favorable development of prior-period health care cost estimates	6.0	—	12.0	13.0

Health care costs — Adjusted (I)	$208.9	$195.6	$821.0	$784.8

Health Care Medical Cost Ratios:
Health Care Risk (D)/(A) (GAAP measure)	78.2%	77.2%	78.3%	76.6%
Health Care Risk — Adjusted (E)/(A)	79.7%	78.5%	78.9%	78.3%

Commercial Risk (F)/(B) (GAAP measure)	77.6%	76.6%	77.8%	76.0%
Commercial Risk — Adjusted (G)/(B)	79.0%	78.0%	78.3%	77.7%

Medicare (H)/(C) (GAAP measure)	88.5%	85.9%	86.2%	85.2%
Medicare — Adjusted (I)/(C)	91.1%		87.5%	86.6%

(1)	Health Care Risk includes all medical and dental risk products. Commercial Risk includes all medical and dental risk products except Medicare and Medicaid. Risk includes all medical and dental products for which the Company assumes all or a majority of health care cost, utilization or other risk.